For more information, contact:

Teresa Paulsen   MEDIA

Vice President, Corporate Communication

ConAgra Foods, Inc.

tel: 402-595-5210

Chris Klinefelter   ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-595-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS’ FIRST-QUARTER EPS TO BE AFFECTED BY
UNDERPERFORMANCE IN CONSUMER BUSINESS; WILL UPDATE
INVESTORS ON FISCAL 2009 OUTLOOK IN SEPT. 18, 2008

EARNINGS RELEASE

OMAHA, Neb., Sept. 2, 2008 – Today ConAgra Foods, Inc. (NYSE:CAG) is announcing that underperformance in the Consumer Foods segment will negatively impact its fiscal 2009 first quarter diluted EPS from continuing operations. Excluding gains and losses impacting comparability (for example hedging losses temporarily classified as unallocated Corporate expense, as discussed below), earnings are expected to be slightly below the previously announced estimate of $0.26-$0.28 per diluted share. While the company does not expect any material change in its full year fiscal 2009 outlook, it is in the process of determining whether the first quarter results would cause any downward revision to the low end of the expected EPS range for the full fiscal year. The company is still closing its books for the fiscal first quarter and finalizing GAAP results and will provide more EPS and operating segment details in its regularly scheduled earnings release on Sept. 18, 2008.

The first-quarter earnings softness is driven by lower-than-planned profits for the Consumer Foods segment, which generated high single-digit sales growth on essentially flat volume, but incurred higher-than-planned inflation. Consumer Foods segment operating profits will be below prior-year first-quarter amounts. Key areas of underperformance were cooking oils,

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tablespreads, Banquet frozen foods and popcorn. The company’s supply chain and SG&A savings initiatives are on track against full-year targets. Sales and profits for the Commercial Foods segment (formerly the Food & Ingredients segment) were in line with company expectations.

The company had planned to provide the investment community with a business update Wednesday, Sept. 3, 2008, at the Lehman Brothers Back-to-School Conference in Boston, Mass. Because the company is in the process of quantifying the implications of the first quarter Consumer Foods underperformance on the full year outlook, the company has decided not to participate in the conference. It will provide investors with a full fiscal 2009 update as part of the Sept. 18, 2008 first-quarter earnings release.

First-Quarter Financial Reporting: Derivative Gains & Losses (Hedging) & New Segments

The fiscal first-quarter reported EPS, on a continuing operations basis, will include an approximate $0.05-$0.06 net loss from the mark-to-market impact of derivatives used to hedge input costs (discussed below), temporarily classified as unallocated Corporate expense and considered by the company to be an item impacting comparability until later reclassified into results of operating segments. Because the company has not yet finalized all items impacting comparability in the first quarter, it cannot give full commentary on expected first-quarter reported EPS at this time.

The company uses hedging activities to manage the risk in its plans for the cost of various commodity inputs. Following the recent sale of the Trading & Merchandising operations and related organizational changes, and to improve the transparency of operating results, the company, beginning with the first quarter of fiscal 2009, will utilize a new methodology for reporting derivative gains and losses. This methodology temporarily records mark-to-market gains and losses as unallocated Corporate expense. The company later transfers the gains or losses to segment operating profit when the underlying commodity being hedged is expensed in cost of goods sold for the applicable operating segment.

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This methodology creates a timing difference between the initial recognition of the derivative gain or loss in unallocated Corporate expense and its later recognition in the operating segments; the company will therefore treat those amounts temporarily recorded in unallocated Corporate expense as items impacting comparability until later reclassified into results of operating segments. The new methodology reduces the impact of any quarterly volatility in the market prices of derivatives used to hedge future input costs from segment results. This is in contrast to the former methodology which directly recorded quarterly mark-to-market gains and losses in the segment results as a component of cost of goods sold regardless of when the related commodity was utilized in the operations or when the related derivative was liquidated. The company will provide an example of the new approach with its first-quarter earnings release.

The net hedging loss for the first quarter is a result of decreases in commodity costs for certain inputs being hedged (primarily corn, soybean oil and natural gas). The company expects that these losses will be largely offset during the fiscal year by actual input costs being lower than planned, or by increased values of derivative hedge positions. Given this context, the hedging loss experienced in the fiscal first quarter should not change the company’s yearly fiscal 2009 EPS performance expectations.

In addition to the items described above, the company will utilize new reporting segments this fiscal year, beginning with the fiscal first quarter. The revised segment reporting will provide more details on the specific business units within the Consumer Foods segment.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM and many others. For more information, please visit us at www.conagrafoods.com.

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Note on Forward-looking Statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, availability and prices of raw materials, product pricing, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.